UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GTC BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	04-3186494
(State or other jurisdiction of incorporation)	(IRS employer identification no.)

175 Crossing Boulevard Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 4 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by GTC Biotherapeutics, Inc., a Delaware corporation formerly known as Genzyme Transgenics Corporation, (the “Company”), with the U.S. Securities and Exchange Commission on June 1, 2001 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated May 31, 2001 (the “Rights Agreement”), by and between the Company and American Stock Transfer and Trust Company, LLC, as rights agent (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

In connection with the expected execution of the Stock Purchase and Merger Agreement, dated as of November 8, 2010 (as it may be amended or supplemented from time to time, the “Stock Purchase and Merger Agreement”), by and among LFB Biotechnologies S.A.S., a société par actions simplifiée established under the laws of France (“Parent”), LFB Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, the Company and the Rights Agent, entered into an amendment to the Rights Agreement, dated as of November 8, 2010 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Private Placement, the Merger, the Stock Purchase and Merger Agreement and the transactions contemplated thereby (as such terms are defined in the Stock Purchase and Merger Agreement). The Amendment provides that the execution and delivery of Stock Purchase and Merger Agreement or the consummation of the Private Placement and/or Merger, will not result in either Parent or Merger Sub being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement). In addition, the Amendment provides that none of a “Stock Acquisition Date”, a “Distribution Date”, “Section 11(a)(ii) Event” or a “Section 13 Event” (each as defined in the Rights Agreement) shall occur, and that “Rights” (as such term is defined in the Rights Agreement) will not separate from shares of the Company’s common stock (as such term is defined in the Stock Purchase and Merger Agreement), in each case, by reason of the approval or execution of the Stock Purchase and Merger Agreement, the announcement or consummation of the Private Placement or the Merger, the Stock Purchase and Merger Agreement or the transactions contemplated thereby. The Amendment also provides that the Rights Agreement shall expire immediately upon the consummation of the Private Placement if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

Miscellaneous

The Rights Agreement and each amendment thereto (including the Amendment) are filed as Exhibits 4.1 through 4.5 to this Amendment to Form 8-A and are incorporated herein by reference, other than the Amendment which is filed as Exhibit 4.5 herewith. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Shareholder Rights Agreement dated May 31, 2001 between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 20, 2006 and incorporated by reference herein.

4.2	Amendment No. 1 to Shareholder Rights Agreement dated December 14, 2006, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 20, 2006 and incorporated by reference herein.

4.3	Amendment No. 2 to Shareholder Rights Agreement, dated December 22, 2008, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 24, 2008 and incorporated by reference herein.

4.4	Amendment No. 3 to Shareholder Rights Agreement, dated July 30, 2009, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) on July 31, 2009 and incorporated by reference herein.

4.5	Amendment No. 4 to Shareholder Rights Agreement, dated November 8, 2010, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Date: November 8, 2010	By:	/S/ WILLIAM K. HEIDEN
	Name:	William K. Heiden
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement dated May 31, 2001 between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 20, 2006 and incorporated by reference herein.

4.2	Amendment No. 1 to Shareholder Rights Agreement dated December 14, 2006, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 20, 2006 and incorporated by reference herein.

4.3	Amendment No. 2 to Shareholder Rights Agreement, dated December 22, 2008, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) filed on December 24, 2008 and incorporated by reference herein.

4.4	Amendment No. 3 to Shareholder Rights Agreement, dated July 30, 2009, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-21794) on July 31, 2009 and incorporated by reference herein.

4.5	Amendment No. 4 to Shareholder Rights Agreement, dated November 8, 2010, between the Company and American Stock Transfer and Trust LLC, as Rights Agent, filed herewith.